SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C.  20549

                                   FORM N-8A

          NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)
                     OF THE INVESTMENT COMPANY ACT OF 1940


          The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in

connection with such notification of registration submits the following information:

Name:  Mutual Fund Master Investment Trust

Address of Principal Business Office (No. & Street, City, State, Zip Code):

One Chase Manhattan Plaza, Third Floor, New York, New York 10081

Telephone Number (including area code):  (212) 552-4800

Name and address of agent for service of process:  George Martinez, Esq.,

BISYS Fund Services, Inc., 3435 Stelzer Road, Columbus, Ohio 43219

Check Appropriate Box:

          Registrant is filing a Registration Statement pursuant to Section

8(b) of the Investment Company Act of 1940 concurrently with the filing of

Form N-8A:  YES [X]  NO [ ]

                                   SIGNATURE

          Pursuant to the requirements of the Investment Company Act of 1940,

the registrant has caused this notification of registration to be duly signed on its behalf in the City of New York and the State of New York on the 2nd

day of July, 1999.

[SEAL]


                                  MUTUAL FUND MASTER INVESTMENT TRUST
                                  -----------------------------------
                                         (Name of Registrant)



                                  By:
                                       ------------------------------
                                       H. Richard Vartabedian
                                       President



Attest:
         --------------------
         Richard Baxt
         Secretary


















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